Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of:

StreetShares, Inc. and Subsidiaries

We consent to the inclusion in the Annual Report on Form 1-K of our report dated October 28, 2019, relating to the consolidated financial statements of StreetShares, Inc. and Subsidiaries as of and for the years ended June 30, 2019 and 2018, which appears in such Annual Report.

Tysons, Virginia

October 28, 2019